Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE RELEASE

$3.01 PER SHARE ALL-CASH, GO-PRIVATE OFFER FOR INYX

NEW YORK - March 26, 2007 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company focused on niche drug-delivery technologies and products, reported today that a special committee of its board of directors received yesterday an offer from Inyx Chairman and CEO Jack Kachkar, M.D., and a strategic outside investor, to take the company private. The proposal, which has the support of Inyx President Steve Handley and the company’s other senior executives, is an all-cash offer priced at $3.01 per share.

Dr. Kachkar said, “The $3.01 buyout price matches the all-time-high closing price for Inyx’s common stock recorded on March 23, 2006. The $3.01 represents a 24% premium over the $2.42 average closing price during the year period since then, a 31% premium over the $2.30 average closing price for Inyx’s shares during this first quarter of 2007 and 15% above the $2.61 closing price on Friday.”

In November 2006, Inyx management approached the Inyx board about its interest in taking the company private, and a special committee of the board comprised of three independent directors was formed to evaluate any forthcoming proposal, as reported in a press release issued on November 24, 2006.

The special committee, with the assistance of an independent investment banking firm, will evaluate the fairness of the announced offer and issue a recommendation to Inyx stockholders, who will be asked to vote on the offer in due course.

If the offer is approved by stockholders, Dr. Kachkar said it is expected that virtually all Inyx employees and other affiliated shareholders who own Inyx common shares, stock purchase warrants and/or stock options would roll over their equity interests into the new private company, while non-affiliated shareholders would cash out. The directors on the Inyx board’s special committee would not roll over their Inyx equity holdings.

Non-affiliated stockholders own approximately 67.5% of the approximate 53.6 million shares of Inyx common stock currently issued and outstanding. After accounting for the exercise of warrants and/or options as well as common shares, non-affiliated shareholders own approximately 39.5 million shares, and the total amount of cash paid out under the announced offer would be approximately $115 million.

The capital for this offer will be provided by a partnership being formed by an outside investor and members of Inyx senior management and their family holdings.

Inyx reported that this partnership is also providing the funding for Inyx to pay back the loans, totaling currently approximately $130 million, owed Westernbank Puerto Rico, and the liens held by the bank on Inyx assets will be simultaneously transferred to the partnership.

Additional financing from the partnership is also available to Inyx for certain other strategic business initiatives currently being pursued by the company.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug-delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical, cardiovascular and pain-management conditions. Inyx focuses its expertise on both prescription and over-the-
counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products.
The company’s operations are conducted through several wholly owned subsidiaries: Inyx USA Ltd., based in Manati, Puerto Rico; Inyx Pharma Ltd. and Inyx Europe Limited, which owns and operates Ashton Pharmaceuticals Ltd., all near Manchester, England; Inyx Canada, Inc. in Toronto; and Exaeris, Inc., based in Exton, Pennsylvania, which conducts Inyx’s marketing and distribution activities. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxgroup.com.

Safe Harbor
Statements about the Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Inyx intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, Inyx's actual results could differ materially from expected results.

For more information, please contact:

Jay M. Green, Executive VP, 212-838-1111 jgreen@inyxgroup.com

Bill Kelly, VP-IR, 212-838-1111 bill.kelly@inyxgroup.com